Exhibit 99.7

[Acknowledgement and Consent Concerning Series W-7 Variable Rate Muni Term Preferred Shares of BNY Mellon Municipal Bond Infrastructure Fund, Inc., dated July 30, 2020]

July 30, 2020

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, NY 10036

Re:	Acknowledgement and Consent Concerning Series W-7 Variable Rate Muni Term Preferred Shares (“VMTP Shares”) of BNY Mellon Municipal Bond Infrastructure Fund, Inc. (the “Fund”)

Ladies and Gentlemen:

This letter serves to document the mutual understandings and agreements of the Fund and Banc of America Preferred Funding Corporation (“Bank of America”), as the sole Beneficial Owner of the Fund’s VMTP Shares, to modify certain terms and conditions of the VMTP Shares.

WHEREAS, Bank of America is the Beneficial Owner of 100% of the currently outstanding VMTP Shares of the Fund issued pursuant to the Articles Supplementary Establishing and Fixing the Rights and Preferences of Series W-7 Variable Rate Muni Term Preferred Shares filed with the State of Maryland on July 26, 2013 (the “Articles Supplementary”) as amended by the Articles of Amendment dated January 26, 2018 with respect to the Series W-7 Variable Rate Muni Term Preferred Shares;

WHEREAS, Section 10(b)(ii)(A) of the Articles Supplementary requires that on or prior to the Liquidity Account Initial Date with respect to any series of VMTP Shares, the Custodian shall segregate assets of the Fund Liquidity Account Investments with a Market Value equal to at least 110% of the Term Redemption Amount with respect to such Series (the "Liquidity Requirement"), with respect to the VMTP Shares the Liquidity Account Initial Date is August 1, 2020;

WHEREAS, Section 10(b)(ii)(B) of the Articles Supplementary requires that, beginning in the month that is five months prior to the Term Redemption Date, a certain percentage of the Market Value of the assets segregated for the Liquidity Requirement shall be made up of Deposit Securities and such percentage will increase each month thereafter until the percentage of Deposit Securities is 100% (the “Deposit Security Requirement”), with respect to the VMTP Shares the Deposit Securities Requirement initially becomes effective September 15, 2020;

WHEREAS, the Fund has notified Bank of America that the Fund is seeking certain relief from the application of the Deposit Security Requirement with respect to the VMTP Shares; and

WHEREAS, the Fund has requested Bank of America, as sole holder of the VMTP Shares, to agree to an amendment and waiver with respect to the Fund's obligation to comply with the Liquidity Requirement and the Deposit Security Requirement for the VMTP Shares.

NOW, THEREFORE, the parties hereto agree as follows:

[DMB – Acknowledgement and Consent]

Effective August 1, 2020 (the “Effective Date”), Bank of America hereby consents and agrees to:

(i) a waiver and amendment of the Fund’s obligation to comply with the Liquidity Requirement set forth in Section 10(b)(ii)(A) of the Articles Supplementary with respect to the VMTP Shares in that, as of the Effective Date, the Liquidity Account Initial Date on which such Liquidity Requirement is to become effective is deemed to be changed from August 1, 2020 to September 1, 2020; and

(ii) a waiver and amendment of the Fund’s obligation to comply with the Deposit Security Requirement set forth in Section 10(b)(ii)(B) of the Articles Supplementary with respect to the VMTP Shares in that, as of the Effective Date, the chart in Section 10(b)(ii)(B) of the Articles Supplementary outlining the timeframes on which the Deposit Security Requirement will be implemented, is deemed deleted and replaced with the following:

Number of Months Preceding	Value of Deposit Securities as Percentage of Term Redemption Amount
4	25%
3	50%
2	75%
1	100%

By its signature below, each of Bank of America and the Fund provides its consent to its agreement and acknowledgement with respect to the matters set forth herein.

The Fund hereby agrees to pay the reasonable and documented legal fees and expenses of outside counsel to Bank of America including any costs relating to the preparation and filing of securities law filings incurred in connection with the arrangements described herein.

Capitalized terms used herein but not defined herein shall have the meanings given to them in the Articles Supplementary.

Bank of America certifies that it is the sole Beneficial Owner of 750 VMTP Shares of the Fund as of the date hereof.

This letter shall be construed in accordance with and governed by the domestic law of the State of New York.

The Fund and Bank of America hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this letter.

Except as modified hereby, the terms of the Articles Supplementary and other transaction documents remain in full force and effect.

This instrument may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]
[DMB – Acknowledgement and Consent]

Very truly yours,

BNY MELLON MUNICIPAL BOND INFRASTRUCTURE FUND, INC.

By:	/s/ Peter M. Sullivan
Name:	Peter M. Sullivan
Title: Vice President

[DMB – Acknowledgement and Consent]

Acknowledged and Agreed:

Banc of America Preferred Funding Corporation,
as sole Beneficial Owner of 750 of the Fund’s VMTP Shares

By:	/s/ Thomas Visone
Name:	Thomas Visone
Title: Authorized Signatory

[DMB – Acknowledgement and Consent]